Exhibit 12
                                                                      ----------

                                   GFSI, INC.

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)
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

                                                                                  FISCAL YEARS ENDED
                                                  --------------------------------------------------------------------------
                                                     June 30,        June 27,         July 3,        July 2,       June 30,
                                                      1996            1997             1998           1999          2000
                                                  -----------      ----------       ---------      ---------       ---------

Registrant's pretax income from
continuing operations.....................           $ 30,226        $ 27,933        $ 18,384       $ 12,496        $13,783
Interest..................................              2,608           7,704          18,060         17,434         16,505
Amortization of debt expense and
    discount on premium...................                  9             383           1,157          1,156          1,156
Total fixed charges.......................              2,617           8,087          19,217         18,590         17,661
Total earnings and fixed charges..........             32,843          36,020          37,601         31,086         31,444
Total fixed charges.......................              2,617           8,087          19,217         18,590         17,661
Ratio.....................................              12.5x            4.5x            2.0x           1.7x           1.8x
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